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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 16, 2005, relating to the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and its subsidiaries (the "Company") as of and for the year ended December 31, 2004 (which report expresses an unqualified opinion on the Company's consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and our report dated March 16, 2005 relating to management's report on the effectiveness of internal control over financial reporting appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
January 27, 2006